Exhibit 4.2

Execution Version

THIS WARRANT AND THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR ANY STATE SECURITIES OR BLUE SKY LAWS. NO SALE, DISTRIBUTION OR OTHER TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR, IF REQUESTED BY THE COMPANY, AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR ANY SUCH STATE SECURITIES OR BLUE SKY LAWS.

Warrant No. 1 Date of Issuance: October 27, 2017	Number of Shares: 1,416,431 (subject to adjustment)

PROGENITY, INC.

Series B Preferred Stock Purchase Warrant

Progenity, Inc., a Delaware corporation (the “Company”), for value received, hereby certifies that ATHYRIUM OPPORTUNITIES III CO-INVEST 1 LP, or its registered assigns (the “Registered Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at any time after the date hereof and on or before the Expiration Date (as defined below), up to 1,416,431 shares of Series B Preferred Stock, par value $0.001, of the Company (the “Series B Preferred Stock”), at an initial purchase price of $3.53 per share (the “Initial Purchase Price”). The shares issuable upon exercise of this Warrant and the exercise price per share, as adjusted from time to time pursuant to the provisions of this Warrant, are sometimes hereinafter referred to as the “Warrant Stock” and the “Exercise Price,” respectively. This Series B Preferred Stock Purchase Warrant (this “Warrant”) is issued under and pursuant to that certain Credit and Security Agreement, dated as of the Issuance Date, by and among the Company, as borrower, the lenders party thereto, and Athyrium Opportunities III Co-Invest 1 LP, as collateral agent (as amended, modified, restated, refinanced, replaced or supplemented from time to time, the “Credit Agreement”).

1.    Exercise.

(a)    Payment. This Warrant may be exercised by the Registered Holder, in whole or in part, by (i) surrendering this Warrant, with the purchase/exercise form appended hereto as Exhibit A (the “Notice of Exercise”) duly executed by such Registered Holder or by such Registered Holder’s duly authorized representative, at the principal office of the Company, or at such other office or agency as the Company may designate from time to time (the “Registrar’s Office”), and (ii) making payment in full of the aggregate Exercise Price payable in respect of the number of shares of Warrant Stock set forth in the Notice of Exercise by wire transfer of immediately available funds to the account designated by the Company from time to time.

(b)    Net Issue Exercise. In lieu of exercising this Warrant in the manner provided in Section 1(a), the Registered Holder may exercise this Warrant, in whole or in part, by electing a net issue exercise for this Warrant (or the portion thereof being exercised) by surrendering this Warrant at the Registrar’s Office, together with the Notice of Exercise duly executed by the

Registered Holder or such Registered Holder’s duly authorized representative, electing the “Net Issue Exercise” in the Notice of Exercise, in which event the Company shall issue to the Registered Holder a number of shares of Warrant Stock computed using the following formula:

X =     Y (A - B)

                    A

Where	X =	The number of shares of Warrant Stock to be issued to the Registered Holder.

	Y =	The number of shares of Warrant Stock purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being cancelled (at the date of such calculation).

	A =	The Fair Market Value of one share of Warrant Stock (as adjusted to the date of such calculation).

	B =	The Exercise Price (as adjusted to the date of such calculation).

All references herein to an “exercise” of the Warrant in this Warrant, shall include, as the context requires, an exercise pursuant to this Section 1(b).

(c)    Effective Time of Exercise. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company and the other delivery requirements of the Registered Holder have been completed as set forth in Sections 1(a) and 1(b) above. At such time, the Person or Persons in whose name or names any certificates for Warrant Stock shall be issuable upon such exercise as provided in Section 1(d) below shall be deemed to have become the holder or holders of record of the Warrant Stock to be represented by such certificates.

(d)    Delivery to Registered Holder. As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within ten Business Days thereafter, the Company at its expense will cause to be issued in the name of, and delivered to, the Registered Holder, or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct:

(i)    a certificate or certificates for the number of shares of Warrant Stock to which such Registered Holder shall be entitled, and

(ii)    in case such exercise is in part only, a new warrant or warrants (dated the Issuance Date) of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Stock equal (without giving effect to any adjustment thereof) to the number of such shares called for on the face of this Warrant minus the number of such shares cancelled upon exercise of this Warrant as provided in this Section 1 (without giving effect to any adjustment thereof) and otherwise on terms identical to this Warrant.

(e)    Warrant Stock; Exercise Price.

(i)    Warrant Stock. This Warrant shall be exercisable for shares of Series B Preferred Stock, provided that in the event of (A) consummation of a Qualified IPO, this Warrant shall thereafter become exercisable for the number of shares of Common Stock equal to the number of shares of Common Stock that would be issuable upon conversion of the shares of Series B Preferred Stock subject to purchase pursuant to this Warrant as of the date of consummation of such Qualified IPO; and (B) any reclassification or change described in Section 2(b), this Warrant shall thereafter be exercisable for the stock or other securities or property as set forth therein.

(ii)    Exercise Price. The Exercise Price shall initially be the Initial Purchase Price per share and may be adjusted pursuant to Section 2; provided that in the event of a Qualified IPO, the exercise price for each share of Common Stock issuable upon exercise of this Warrant under Section 1(e)(i)(A), shall be the lesser of (A) (x) the Exercise Price divided by (y) the number of shares of Common Stock that would be issuable upon conversion of each share of Series B Preferred Stock as of the date of consummation of such Qualified IPO; and (B) the “Price to Public” per share of Common Stock specified in the final prospectus with respect to such Qualified IPO.

2.    Adjustments.

(a)    Stock Splits and Dividends. If outstanding shares of the Warrant Stock shall be subdivided into a greater number of shares or a dividend in Warrant Stock shall be paid in respect of the Warrant Stock, the Exercise Price in effect immediately prior to such subdivision or at the record date of such dividend shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced. If outstanding shares of Warrant Stock shall be combined into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased. When any adjustment is required to be made in the Exercise Price under this Section 2(a), the number of shares of Warrant Stock purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Exercise Price in effect immediately prior to such adjustment, by (ii) the Exercise Price in effect immediately after such adjustment.

(b)    Reclassification, Etc. In case of any reclassification or change in the outstanding shares of Warrant Stock or any similar corporate reorganization on or after the date hereof, then, in each such case the holder of this Warrant, upon the exercise hereof at any time after the consummation of such reclassification or change, shall be entitled to receive, in lieu of the Warrant Stock receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which such holder would have been entitled upon such consummation if such holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in Section 2(a); and in each such case, the terms of this Section 2(b) shall be applicable to the shares of stock or other securities properly receivable upon the exercise of this Warrant after such consummation.

(c)    Diluting Issuances. The parties hereto acknowledge that in the event of a dilutive issuance as described in Article IV(B)(4)(d)(i) of the Certificate (such provision, the “Provision”) by the Company after the Issuance Date, without any action by the Company or the Registered Holder hereunder, the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock (including the Series B Preferred Stock issuable upon the exercise of this Warrant as set forth herein) shall be adjusted in accordance with the Provision. Under no circumstances shall the number of shares of Warrant Stock issuable or the Exercise Price payable by the Registered Holder upon exercise of the Warrant increase or decrease as a result of any adjustment arising under the Provision.

(d)    Adjustment Certificate. When any adjustment is required to be made in the Warrant Stock or the Exercise Price pursuant to Section 2(a) or (b), the Company shall promptly mail to the Registered Holder a certificate setting forth (i) a brief statement of the facts requiring such adjustment, (ii) the Exercise Price after such adjustment and (iii) the kind and amount of stock or other securities or property into which this Warrant shall be exercisable after such adjustment.

3.    Transfers.

(a)    Unregistered Security. Each holder of this Warrant acknowledges that the issuance and sale of this Warrant and the Warrant Stock have not been registered under the Securities Act, and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Stock issued upon its exercise in the absence of (i) an effective registration statement under the Securities Act as to this Warrant or such Warrant Stock and registration or qualification of this Warrant or such Warrant Stock under any applicable U.S. federal or state securities law then in effect or (ii) an exemption from such registration and qualification requirements, supported by an opinion of counsel reasonably acceptable to the Company, if requested by the Company. Each certificate or other instrument for Warrant Stock issued upon the exercise of this Warrant shall bear a legend substantially to the foregoing effect. Notwithstanding the foregoing, the Company shall not require the Registered Holder to provide an opinion of counsel in connection with such sale, transfer or disposition if the transfer, sale or disposition is to an Affiliate of the Registered Holder; provided, that (x) any such transferee is an “accredited investor” as defined in Regulation D promulgated under the Securities Act, (y) such transferee complies in all respects with the transfer procedures set forth in this Section 3, as applicable, and (z) the Registered Holder provides the Company with documentation reasonably acceptable to the Company evidencing such transferee’s status as an Affiliate of the Registered Holder and its compliance with this Section 3 as may be reasonably requested.

(b)    Transferability. Subject to the other terms hereof, the Registered Holder may freely transfer this Warrant and the Warrant Stock in whole or in part to any Person at any time and from time to time; provided that in no event shall this Warrant or any Warrant Stock be assigned to a competitor of the Company, as determined in good faith by the Board of Directors of the Company (the “Board”); and provided further that the Registered Holder shall not partially transfer its right to acquire Warrant Stock hereunder unless it transfers the right to acquire at least 150,000 shares of Warrant Stock (subject to adjustment as set forth in Section 2). In the event of such a permitted transfer, transfer of this Warrant shall be effective upon surrender of this Warrant with a properly executed assignment (in the form of Exhibit B hereto) at the Registrar’s Office, and the Company or its transfer agent will issue and deliver, at the Company’s expense, a new Warrant or Warrants of like tenor and otherwise on identical terms with this Warrant, in the name of such Registered Holder or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Stock called for on the face or faces of the Warrant or Warrants so surrendered.

(c)    Warrant Register. The Company will maintain a register containing the names and addresses of the Registered Holders of this Warrant, and will promptly update such register to reflect any transfers in compliance with the terms hereof. Until any transfer of this Warrant is made in the warrant register, the Company may treat the Registered Holder of this Warrant as the absolute owner hereof for all purposes; provided, however, that if this Warrant is properly assigned in blank, the Company may (but shall not be required to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary. Any Registered Holder may change such Registered Holder’s address as shown on the warrant register by written notice to the Secretary of the Company requesting such change.

4.    No Impairment. The Company will not, by amendment of the Certificate or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times, in good faith, carry out all such terms. This provision shall not restrict the Company’s right to amend the Certificate with the requisite stockholder consent.

5.    Market Stand-Off. In the event of the consummation of an IPO, the Registered Holder agrees, if so requested by the Company and the representative of the underwriters of the Common Stock (or other securities) of the Company, that the Registered Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to, this Warrant or any Warrant Stock held by such Registered Holder (other than those included in the registration) during the 210-day period following the effective date of the IPO; provided, however, that all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities are bound and have entered into similar agreements.

6.    Representations and Warranties of the Registered Holder. The Registered Holder hereby represents and warrants to the Company, that:

(a)    Authorization. The Registered Holder has full power and authority to enter into this Warrant. The Warrant, when executed and delivered by the Registered Holder, will constitute a valid and legally binding obligation of the Registered Holder, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b)    Purchase Entirely for Own Account. This Warrant is issued to the Registered Holder in reliance upon the Registered Holder’s representation to the Company, which by the Registered Holder’s acceptance of this Warrant, the Registered Holder hereby confirms, that this Warrant and the Warrant Stock (collectively, the “Securities”) are and will be acquired for investment purposes, for the Registered Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Registered Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. By accepting this Warrant, the Registered Holder further represents that the Registered Holder does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Securities. The Registered Holder has not been formed for the specific purpose of acquiring the Securities.

(c)    Restricted Securities. The Registered Holder understands that the Securities have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Registered Holder’s representations as expressed herein. The Registered Holder understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Registered Holder must hold the Securities indefinitely unless they are registered with the Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Registered Holder acknowledges that the Company has no obligation to register or qualify the Securities for resale. The Registered Holder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of the Registered Holder’s control, and which the Company is under no obligation and may not be able to satisfy.

(d)    No Public Market. The Registered Holder understands that no public market now exists for any securities of the Company, and that the Company has made no assurances that a public market will ever exist for the Securities.

(e)    Accredited Investor; Not a Bad Actor. The Registered Holder is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Commission under the Securities Act, and shall submit to the Company such further assurances of such status as may be reasonably requested by the Company. Neither the Registered Holder nor any affiliate of the Registered Holder who could stand as beneficial owner of this Warrant or the Warrant Stock is subject to any of the “Bad Actor” disqualifications described in Securities Act Rule 506(d)(1) subsections (i) through (viii).

7.    Termination. This Warrant shall be exercisable, in whole or in part, during the period commencing on the Issuance Date and ending on the seventh anniversary of the Issuance Date (the “Final Expiration Date”); provided that if, prior to the Final Expiration Date the Company consummates a Qualified IPO, this Warrant shall no longer be exercisable upon the later of (i) the closing and settlement of the Qualified IPO and (ii) the fifth anniversary of the Issuance Date (the Final Expiration Date, or such earlier termination date set forth in clauses (i) or (ii), the “Expiration Date”). This Warrant shall be no longer exercisable and shall become null and void at 5:00 p.m. Pacific Time on the Expiration Date.

8.    Notices of Certain Transactions. In the event:

(a)    that the Company shall set a record date for the holders of Warrant Stock for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or

(b)    of any capital reorganization of the Company, any reclassification of the capital stock of the Company, or any transfer of all or substantially all of the assets of the Company, or

(c)    a Sale Transaction, or

(d)    of the voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will mail or cause to be mailed to the Registered Holder of this Warrant a notice specifying, as the case may be, (i) the record date for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such Sale Transaction, reorganization, reclassification, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of shares of the Warrant Stock are to be determined. Such notice shall be mailed at least ten Business Days prior to the record date or effective date for the event specified in such notice.

9.    Treatment upon Sale Transaction.

(a)    In the event of a Sale Transaction (other than an Asset Sale) in which the consideration to be received by the Company’s stockholders consists solely of cash, solely of Marketable Securities or a combination of cash and Marketable Securities (a “Cash/Public Sale Transaction”) and if this Warrant is outstanding immediately prior to such Cash/Public Sale Transaction, then: (i) if the Fair Market Value per share of Warrant Stock is greater than the then applicable Exercise Price, this Warrant shall be automatically exchanged, without exercise, for (1) the same amount and kind of cash and/or Marketable Securities (including any contingent consideration) as it would have been entitled to receive upon the occurrence of such Cash/Public Sale Transaction if it had been, immediately prior to such Cash/Public Sale Transaction, a holder of the number of shares of Warrant Stock then issuable upon exercise in full of this Warrant (without regard to Section 18) minus (2) the applicable aggregate Exercise Price payable upon the exercise of this Warrant in full; and (ii) if the Fair Market Value per share of Warrant Stock is less than or equal to the then applicable Exercise Price, this Warrant shall be deemed to have expired immediately prior to the consummation of such Cash/Public Sale Transaction. In the event of a Cash/Public Sale Transaction as set forth in Section 9(a)(i), the Company shall pay or deliver to the Registered Holder the consideration contemplated in Section 9(a)(i) promptly following the consummation of the Cash/Public Sale Transaction.

(b)     If, at any time while this Warrant is outstanding, the Company consummates a Sale Transaction (other than an Asset Sale) that is not a Cash/Public Sale Transaction, then the

Registered Holder shall have the right thereafter to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property (including contingent consideration) as it would have been entitled to receive upon the occurrence of such Sale Transaction if it had been, immediately prior to such Sale Transaction, a holder of the number of shares of Warrant Stock then issuable upon exercise in full of this Warrant (without regard to Section 18) (the “Alternate Consideration”). The Company shall not affect any such Sale Transaction in which the Company is not the surviving corporation, unless prior to or simultaneously with the consummation thereof, any successor to the Company shall assume (i) the obligation to deliver to the Registered Holder, such Alternate Consideration as, in accordance with the foregoing provisions, the Registered Holder may be entitled to acquire pursuant to the exercise of this Warrant, and (ii) the other obligations of the Company under this Warrant.

(c)    In the event of a Sale Transaction as set forth in Article IV(B)(2)(f)(i)(1) of the Certificate (an “Asset Sale”), the Registered Holder shall be entitled to receive, without exercise of this Warrant, (1) the amount and kind of securities, cash or property (including contingent consideration), that the Registered Holder would have been entitled to receive upon any distributions by the Company to its stockholders of all or a portion of the proceeds received by the Company pursuant to such Asset Sale, as if it had been, immediately prior to such Asset Sale, a holder of the number of shares of Warrant Stock then issuable upon exercise in full of this Warrant (without regard to Section 18) minus (2) the applicable aggregate Exercise Price payable upon the exercise of this Warrant in full.

10.    Reservation of Stock. The Company will at all times reserve and keep available, solely for the issuance and delivery upon the exercise of this Warrant, such shares of Warrant Stock and other stock, securities and property, as from time to time shall be issuable upon the exercise of this Warrant and the conversion of the Warrant Stock.

11.    Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor and otherwise on terms identical to this Warrant.

12.    No Rights as Stockholder. Until the exercise of this Warrant, the Registered Holder of this Warrant shall not have or exercise any rights by virtue hereof as a stockholder of the Company. The Registered Holder further acknowledges and agrees that upon the exercise of the Warrant, it shall execute the applicable joinder to, and be bound by and entitled to certain rights pursuant to, the terms of (i) that certain Third Amended and Restated Investors’ Rights Agreement, dated as of October 27, 2017, among the Company and the stockholders of the Company party thereto; (ii) that certain Third Amended and Restated Co-Sale Agreement, dated as of October 27, 2017, among the Company and the stockholders of the Company party thereto; and (iii) that certain Third Amended and Restated Voting Agreement, dated as of October 27, 2017, among the Company and the stockholders of the Company party thereto, in each case, as amended after the date hereof (collectively, the “Stockholder Agreements”).

13.    No Fractional Shares. The Company is not required to issue any fractional shares of Warrant Stock in connection with any exercise hereunder. In lieu of any fractional shares which would otherwise be issuable, the Company may pay cash equal to the product of such fraction multiplied by the Fair Market Value of one share of such Warrant Stock on the date of exercise.

14.    Legends. The certificates evidencing the Warrant Stock may bear one or all of the following legends.

(a)    “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR, IF REQUESTED BY THE COMPANY, AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS.”

(b)    Any legend set forth in, or required by, the Stockholder Agreements.

(c)    Any legend required by the blue sky laws of any state to the extent such laws are applicable to the Warrant Stock.

15.    Amendment or Waiver. Any term of this Warrant may be amended or waived only by an instrument in writing signed by the party against which enforcement of the amendment or waiver is sought.

16.    Headings. The headings in this Warrant are used for convenience only and are not to be considered in construing or interpreting any provision of this Warrant.

17.    Definitions.

“Affiliate” has the meaning provided in the Credit Agreement.

“Asset Sale” has the meaning provided in Section 9(c).

“Beneficial Ownership Threshold” means 4.9%, provided that the Registered Holder may, upon not less than 61 calendar days’ irrevocable notice to the Company, increase such percentage to 9.9%.

“Business Day” has the meaning provided in the Credit Agreement.

“Certificate” means the Company’s Third Amended and Restated Certificate of Incorporation, as the same may be amended from time to time.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means Company’s common stock, par value $0.001 per share (or any security into which such shares are convertible).

“Credit Agreement” has the meaning provided in the introductory paragraph hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” has the meaning provided in the introductory paragraph hereto.

“Fair Market Value” of a share of Warrant Stock as of a particular date shall mean:

(i)    if shares of the Warrant Stock are traded on one or more securities exchanges, the average of the closing or last reported sale prices of the shares of Warrant Stock on the Principal Trading Market over the five day period ending five trading days prior to the applicable determination date;

(ii)     if the shares of Warrant Stock are not so traded, but the shares of the Company into which the shares of Warrant Stock are convertible are so traded, then the Fair Market Value of the shares of Warrant Stock shall be deemed to be the fair market value of such shares as defined in clause (i), multiplied by the number of such shares into which each share of Warrant Stock is then convertible;

(iii)     if the shares of Warrant Stock and shares of the Company into which the shares of Warrant Stock are convertible are not traded on a securities exchange, but are otherwise traded on an over-the-counter market or other similar market, the fair market value shall be deemed to be the average of the closing ask prices of such shares on the Principal Trading Market over the ten day period ending five trading days prior to the applicable determination date, as set forth in clause (i) or (ii) above, as applicable; and

(iv)     if there is no public market for the shares of Warrant Stock or the shares into which the Warrant Stock are convertible, then fair market value shall be determined in good faith by the Board.

Notwithstanding the forgoing if the determination of Fair Market Value is in connection with (A) a Sale Transaction, then the Fair Market Value per share shall be the value per share of Warrant Stock to be realized in such pending transaction (including any contingent consideration receivable in connection therewith) or (B) an IPO, and if the Company’s Registration Statement reflecting such public offering has been declared effective by the Commission, then the Fair Market Value shall be the initial “Price to Public” per share specified in the final prospectus with respect to the offering.

“Initial Purchase Price” has the meaning provided in the introductory paragraph hereto.

“IPO” means a firm commitment underwritten public offering of the Common Stock. For the avoidance of doubt an “IPO” shall not include a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated by the

Commission in the future, or a registration relating solely to a transaction of Form S-4 or similar forms that may be promulgated in the future.

“Issuance Date” means October 27, 2017.

“Marketable Securities” means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, and is then current in its filing of all reports and other information required under the Securities Act and the Exchange Act; (ii) the class and series of shares or other securities of the issuer that would be received by the Registered Holder in connection with the Sale Transaction if the Registered Holder exercised this Warrant on or prior to the closing thereof is then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market, and (iii) following the closing of such Sale Transaction, the Registered Holder would not be restricted from publicly re-selling all of the issuer’s shares and/or other securities that would be received by the Registered Holder in such Sale Transaction if the Registered Holder exercised this Warrant in full on or prior to the closing of such Sale Transaction, except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations or (y) relates to the Registered Holder’s status as an affiliate of such issuer.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Principal Trading Market” means the national securities exchange or other trading market on which the stock is primarily listed on and quoted for trading (which, in the event the stock is sold on more than one such market, the market with the highest average daily trading volume of such stock over the 20 trading day period prior to the applicable date of determination).

“Registered Holder” has the meaning provided in the introductory paragraph hereto.

“Qualified IPO” has the meaning provided in the Certificate.

“Registrar’s Office” has the meaning provided in Section 1(a).

“Sale Transaction” means a transaction contemplated by Article IV(B)(2)(f)(i) of the Certificate, disregarding the first and third exceptions set forth in the proviso of Article IV(B)(2)(f)(i)(2).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means Securities Exchange Act of 1934, as amended.

“Series B Preferred Stock” has the meaning provided in the introductory paragraph hereto.

“Stockholder Agreements” has the meaning provided in Section 12.

“Warrant Stock” has the meaning provided in the introductory paragraph hereto.

18.    Blocker Provisions. At any time following (i) an IPO or (ii) the time that the Company (or its successor) has a class of securities registered under Section 12 of the Securities Exchange Act or which is subject to Section 15(d) of the Securities Exchange Act (and solely during such period), the Registered Holder shall not have the right to receive shares of Warrant Stock upon exercise of this Warrant to the extent that, following such conversion, either (a) such Registered Holder’s or its beneficial owner’s (together with such Registered Holder’s or such beneficial owner’s Affiliates and such other persons or parties acting as a group together with the Registered Holder or any of the Registered Holder’s Affiliates) aggregate voting power on a matter being voted on by holders of the Common Stock would exceed the Beneficial Ownership Threshold of the maximum voting power of the Common Stock or (b) such Registered Holder or such beneficial owner (together with such Registered Holder’s or such beneficial owner’s Affiliates and such other persons or parties acting as a group together with the Registered Holder or any of the Registered Holder’s Affiliates) would beneficially own more than the Beneficial Ownership Threshold of the then outstanding Common Stock; provided, however, that such conversion restriction shall not apply in connection with, and subject to completion of, a third party tender offer for the Common Stock issuable thereupon or other Sale Transaction; and provided further that if such Registered Holder or beneficial owner is so prevented from receiving any Warrant Stock to which it would otherwise be entitled, the Company’s obligation to deliver such Warrant Stock shall not be extinguished, and the Company shall deliver such Warrant Stock (or any designated portion thereof) within three Business Days following exercise of this Warrant and notice from the Registered Holder that receipt of such shares (or any designated portion thereof) would not be prohibited by this Section 18. Except as set forth in the foregoing sentence, for purposes of this Section 18, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 18 applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Registered Holder together with any Affiliates) and of which amount of this Warrant is exercisable shall be in the sole discretion of the Registered Holder, and the submission of a Notice of Exercise shall be deemed to be the Registered Holder’s determination of whether this Warrant may be exercised (in relation to other securities owned by the Registered Holder together with any Affiliates) and which portion of this Warrant is exercisable, in each case subject to the limitation in this Section 18. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Securities Exchange Act and the rules and regulations promulgated thereunder.

19.    Governing Law. This Warrant shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

20.    Dispute Resolution.

(a)    Each of the parties to this Warrant irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Warrant, the transactions contemplated hereby or the Warrant Stock, brought by any party against any other party shall be brought and determined in the Court of Chancery of the State of Delaware; provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action, suit or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties to this Warrant hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action, suit or proceeding arising out of or relating to this Warrant and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto, except in the courts described above in Delaware, other than actions, suits or proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process for any such action, suit or proceeding and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action, suit or proceeding arising out of or relating to this Warrant or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) or (iii) that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Warrant, or the subject matter hereof, may not be enforced in or by such courts.

(b)    EACH PARTY TO THIS WARRANT HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS WARRANT, OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING THE WARRANT STOCK. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT ARISE OUT OF OR RELATE TO THE SUBJECT MATTER OF THIS WARRANT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

21.    Survival of Representations. Unless otherwise set forth in this Warrant, the warranties, representations and covenants of the Company and the Registered Holder contained in or made pursuant to this Warrant shall survive the execution and delivery of this Warrant and exercise of this Warrant.

22.    Successors and Assigns. This Warrant shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that (i) the Registered Holder may only assign its rights, or delegate its obligations, hereunder in compliance with the provisions of Section 3(b), and (ii) except as set forth in Section 9, the Company shall have no right to assign its rights, or to delegate its obligations, hereunder without the prior written consent of the Registered Holder.

23.    Counterparts. This Warrant may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

24.    Severability. If one or more provisions of this Warrant are held to be unenforceable under applicable law, to the maximum extent permitted by law, such provision shall be excluded from this Warrant, the balance of this Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

25.    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Warrant, upon any breach or default of any other party under this Warrant, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Warrant, or any waiver on the part of any party of any provisions or conditions of this Warrant, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Warrant or by law or otherwise afforded to any party, shall be cumulative and not alternative.

26.    Notices. Unless otherwise provided herein, any notice required or permitted by this Warrant shall be in writing and shall be deemed effective upon delivery, when delivered personally or by overnight courier and sent by facsimile or electronic mail, or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, or as subsequently modified by written notice.

(signature page follows)

The Company and the Registered Holder have executed this Warrant as of the date stated on the first page.

PROGENITY, INC.

By:	/s/ Eric Fox
Name: Eric Fox
Title: Vice President of Finance and Treasurer

Address:
4330 La Jolla Village Drive, Suite 200 San Diego, CA 92122

AGREED AND ACKNOWLEDGED,

ATHYRIUM OPPORTUNITIES III CO-INVEST 1 LP

By: Athyrium Opportunities Associates Co-Invest LLC,

its General Partner

By:	/s/ Andrew C. Hyman
Name: Andrew C. Hyman
Title: Authorized Signatory

Buyer Contact Information:

c/o Athyrium Capital Management, LP

530 Fifth Avenue, Floor 25

New York, NY 10036

Attention: Andrew C. Hyman and Sam Helfaer

With a copy to:

Moore & Van Allen PLLC

100 North Tryon Street, Suite 4700

Charlotte, NC 28202

Attention: Tripp Monroe

EXHIBIT A

PURCHASE/EXERCISE FORM

To:    Progenity, Inc.                 Dated:

The undersigned hereby irrevocably elects to exercise the right of purchase represented by Warrant No.      for, and to purchase thereunder, the securities of                      as provided for therein, and (check the applicable box(es)):

☐        Tenders herewith payment of the Exercise Price in the form of a wire in same-day funds, in the amount of $                 for                  shares of Warrant Stock.

☐        Elects a Net Issue Exercise pursuant to Section 1(b) of the Warrant and accordingly requests delivery of a net of                  shares of Warrant Stock, calculated as follows:

X = Y (A-B)                 (                ) = (                ) [(                ) – (                )]

A                                                                          (_____)

X = the number of shares of Warrant Stock to be issued to the Registered Holder.

Y = The number of shares of Warrant Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being cancelled.

A = the Fair Market Value of one share of Warrant Stock

B = Exercise Price (as adjusted to the date of such calculation)

The undersigned confirms, acknowledges and represents to the Company that each of the representations set forth in Section 6 of the Warrant, as to the undersigned, are true and correct as of the date hereof.

The undersigned further acknowledges that it has reviewed (i) that certain Third Amended and Restated Investors’ Rights Agreement, dated as of October 27, 2017, among the Company and the stockholders of the Company party thereto; (ii) that certain Third Amended and Restated Co-Sale Agreement, dated as of October 27, 2017, among the Company and the stockholders of the Company party thereto; and (iii) that certain Third Amended and Restated Voting Agreement, dated as of October 27, 2017, among the Company and the stockholders of the Company party thereto, each as further amended, and agrees to execute the applicable joinders thereto and be bound by the terms therein.

Signature:

Name (print):

Title (if applic.):

Company (if applic.):

EXHIBIT B

ASSIGNMENT FORM

FOR VALUE RECEIVED,                                                                               hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant with respect to the number of shares of Warrant Stock covered thereby set forth below, to:

Name of Assignee	Address/Fax Number	No. of Shares*

1.    Obligations of Assignee. Assignee agrees to take and hold the Warrant and any shares of Warrant Stock issued upon its exercise (the “Securities”) subject to, and to be bound by, the terms and conditions set forth in the Warrant to the same extent as if Assignee were the original holder thereof.

2.    Investment Intent. Assignee represents and warrants that the Securities are being acquired for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and that Assignee has no present intention of selling, granting any participation in, or otherwise distributing the Securities, nor does it have any contract, undertaking, agreement or arrangement for the same.

3.    Accredited Investor. Assignee represents and warrants that he, she or it: (i) is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Commission under the Securities Act, (ii) shall submit to the Company such further assurances of such status as may be reasonably requested by the Company, and (iii) is not, and no affiliate of Assignee who could stand as beneficial owner of the Warrant or the Warrant Stock is, subject to any of the “Bad Actor” disqualifications described in Securities Act Rule 506(d)(1) subsections (i) through (viii).

Dated:	Signature:

*	Not to be less than 150,000 shares, as adjusted.